Exhibit 23.2

Deloitte Touche Tohmatsu Auditores Independentes Av. Presidente Wilson, 231 22° andar Rio de Janeiro - RJ - 20030-021 Brasil Tel: + 55 (21) 3981-0500 Fax:+ 55 (21) 3981-0600 www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

November 9, 2009

We consent to the use in this Amendment No. 1 to Registration Statement on Form F-4 No. 333-162703 of our reports dated June 30, 2009, relating to the consolidated financial statements of Aracruz Celulose S.A. and subsidiaries, and the effectiveness of internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE TOUCHE TOHMATSU